Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the First Quarter 2018 and
Will Host Conference Call and Webcast on Tuesday, May 1, 2018

Burr Ridge, Illinois – (April 30, 2018) BankFinancial Corporation (Nasdaq – BFIN) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.
BankFinancial reported net income of $3.6 million for the three months ended March 31, 2018, compared to net income of $1.9 million for the three months ended March 31, 2017. Earnings per basic and fully diluted share of common stock was $0.20 for the three months ended March 31, 2018, compared to $0.10 for the three months ended March 31, 2017. At March 31, 2018, BankFinancial had total assets of $1.560 billion, total loans of $1.278 billion, total deposits of $1.278 billion and stockholders' equity of $198 million.
The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com, at the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review first quarter 2018 results in a conference call and webcast for stockholders and analysts on Tuesday, May 1, 2018 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 4988923. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through 11:59 p.m. Chicago Time May 15, 2018.
BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234